UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*

                              Vanstar Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   92208M108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G
CUSIP No. 92208M108
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Warburg, Pincus Capital Company, L.P.
      06-1183391
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |X|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      Delaware
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             13,878,401
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power


                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        13,878,401
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      13,878,401
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      33.5%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 9 Pages

                                 SCHEDULE 13G
CUSIP No. 92208M108
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      E.M. Warburg, Pincus & Co., LLC
      13-3536050
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |X|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      Delaware
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             13,878,401
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power


                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        13,878,401
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      13,878,401
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      33.5%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 9 Pages

                                 SCHEDULE 13G
CUSIP No. 92208M108
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Warburg, Pincus & Co.
      13-6358475
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |X|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      Delaware
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             13,878,401
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power


                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        13,878,401
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      13,878,401
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      33.5%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 9 Pages

Item 1(a).   Name of Issuer:

             Vanstar Corporation

Items 1(b)   Address of Issuer's Principal Executive Offices:


             5964 West Las Positas Boulevard
             Los Positas, CA 94511

Items 2(a)   Names of Person Filing; Address of (b) and (c) Principal Business
Office; Citizenship:

      This statement is filed by and on behalf of (a) Warburg, Pincus Capital Company, L.P., a Delaware limited partnership ("WPCC"); (b) Warburg, Pincus & Co., a New York general partnership ("WP"); and (c) E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), which manages WPCC. WP, the sole general partner of WPCC, has a 20% interest in the profits of WPCC. Lionel L. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. The members of EMW LLC are substantially the same as the partners of WP. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

Item 2(d).   Title of Class of Securities:

             Common Stock

Item 2(e).   CUSIP Number:

             92208M108

Item 3.      Not Applicable

Item 4.      Ownership:

             (a) 13,878,401
             (b)  33.5%
             (c)  (i)  0
                 (ii)  13,878,401
                (iii)  0
                 (iv)  13,878,401

Item 5.      Ownership of Five Percent or Less of a Class:

             Not Applicable

Item 6.      Ownership of More Than Five Percent on Behalf of Another Person

             Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

             Not Applicable

Item 8.      Identification and Classification of Members of the Group:

             Not Applicable

Item 9.      Notice of Dissolution of Group:

             Not Applicable

Item 10.     Certification:

             Not Applicable

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    WARBURG, PINCUS CAPITAL COMPANY, L.P.


                                    By:  Warburg, Pincus & Co., General Partner


                                    By:  /s/Stephen Distler
                                         ---------------------------------
                                         Stephen Distler, Partner


                                    WARBURG, PINCUS & CO.


                                    By:  /s/Stephen Distler
                                         ---------------------------------
                                         Stephen Distler, Partner


                                    E.M. WARBURG, PINCUS & CO., LLC


                                    By:  /s/Stephen Distler
                                         ---------------------------------
                                         Stephen Distler
                                         Managing Director and Member

Dated:  February 12, 1997

                                      INDEX

Schedule I Joint Filing Agreement, dated February 12, 1997, among the signatories to this Schedule 13G.

                             JOINT FILING AGREEMENT
                          PURSUANT TO RULE 13d-1(f)(1)

      The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Date:  February 12, 1997

                                        WARBURG, PINCUS CAPITAL COMPANY, L.P.


                                        By:  Warburg, Pincus & Co., General
                                             Partner


                                        By:  /s/Stephen Distler
                                             ---------------------------------
                                             Stephen Distler, Partner


                                        WARBURG, PINCUS & CO.


                                        By:  /s/Stephen Distler
                                             ---------------------------------
                                             Stephen Distler, Partner


                                        E.M. WARBURG, PINCUS & CO., LLC


                                        By:  /s/Stephen Distler
                                             ---------------------------------
                                             Stephen Distler, Member


                                      -9-